NEWS RELEASE

ROYAL ROAD MINERALS SUCCEEDS IN BID FOR CAZA GOLD

Royal Road Minerals Announces Expiry of Offer and Mandatory 10-day extension period for Deposits

February 28, 2017 – Toronto, Ontario: Royal Road Minerals Limited (TSXV:RYR) (“Royal Road Minerals” or the “Company”) announces that it has been successful in its bid to acquire Caza Gold Corp. (TSXV:CZY) (“Caza”) under its previously announced offer (the “Offer”) made to Caza Gold’s shareholders. A total of 134,886,372 common shares of Caza, representing approximately 90% of Caza’s issued and outstanding common shares were deposited under the Offer (and not withdrawn) as at 11:59 p.m. (Pacific Time) on February 27, 2017, the expiry time of the initial deposit period under the Offer.

Royal Road Minerals has taken up all of these shares deposited under the Offer and, as a result, now holds an aggregate of 134,886,372 common shares of Caza, which represents approximately 90% of the issued and outstanding common shares of Caza, calculated on a fully-diluted basis.

Given the substantial support for the Offer, Royal Road Minerals has also extended the deposit period under the Offer for the mandatory 10-day extension period required under applicable securities laws, to enable those shareholders who have not yet tendered their shares, to deposit their Caza common shares to the Offer. The Offer, as extended, will now expire at 11:59 p.m. (Pacific Time) on March 13, 2017. All of the terms and conditions of the Offer have been complied with or waived, as applicable, and to the extent required for the take up securities deposited under Offer under applicable securities laws.

Royal Road Minerals’ President and Chief Executive Officer, Tim Coughlin said: “We are pleased that Caza’s shareholders have accepted the Offer, and we welcome them as Royal Road Minerals shareholders and as participants in our exciting growth strategy, which includes plans to advance the exploration of Caza’s key Nicaraguan properties, to continue our exploration work in the highly prospective province of Nariño in southern Colombia and to advance other initiatives elsewhere throughout Latin America.”.

As further described in the Offer circular, Royal Road Minerals intends to carry out a compulsory acquisition or, alternatively, a subsequent acquisition transaction to acquire Caza common shares not deposited under the Offer. Upon completion of the compulsory acquisition or subsequent acquisition transaction, Royal Road Minerals intends to de-list the Caza shares from the TSX Venture Exchange.

Caza shareholders who tendered to the Offer will receive 0.16 of a Royal Road Minerals ordinary share for each Caza common share tendered, subject to adjustment with respect to fractional shares.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary statement:

This news release contains certain statements that constitute forward-looking information and forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”) and includes statements relating to the Offer and those describing the Company’s future plans and the expectations of its management that a stated result or condition will occur. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company and Caza, or developments in the Company’s and Caza’s business or in the mineral resources industry, or with respect to the Offer, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. Forward-looking statements include all disclosure regarding possible events, conditions or results of operations that is based on assumptions about, among other things, future economic conditions and courses of action, and assumptions related to government approvals, and anticipated costs and expenditures. The words “plans”, “prospective”, “expect”, “intend”, “intends to” and similar expressions identify forward looking statements, which may also include, without limitation, any statement relating to future events, conditions or circumstances. Forward-looking statements of the Company contained in this news release, which may prove to be incorrect, include, but are not limited to, the various assumptions set forth herein and in the Company’s take-over bid circular prepared and filed in accordance with applicable securities laws in Canada as well as the ability of the Company to obtain the requisite number of Caza shares at the expiry time of the offer, as extended, to effect a compulsory acquisition or a subsequent acquisition transaction and to de-list the Caza shares from the TSX Venture Exchange.

The Company cautions you not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. There is no guarantee that the anticipated benefits of the Offer and the Company’s and Caza’s business plans or operations will be achieved. The risks and uncertainties that may affect forward-looking statements include, among others: economic market conditions, anticipated costs and expenditures, government approvals, and other risks detailed from time to time in the Company’s and Caza’s filings with Canadian provincial securities regulators or other applicable regulatory authorities. Forward-looking statements included herein are based on the current plans, estimates, projections, beliefs and opinions of the Company management and information provided to the Company by Caza, and, except as required by law, the Company and Caza do not undertake any obligation to update forward-looking statements should assumptions related to these plans, estimates, projections, beliefs and opinions change. Nothing in this news release should be construed as either an offer to sell or a solicitation to buy or sell the Company’s securities.

For further information please contact:
Dr. Timothy Coughlin
President and Chief Executive Officer

USA-Canada toll free 1800 6389205
+44 (0)1534 887166
+44 (0)7797 742800
info@royalroadminerals.com